AEROSPACE INDUSTRY FIRST: VISION SYSTEMS ANNOUNCES
SPD-SMART ELECTRONICALLY DIMMABLE WINDOWS (EDWs)
WITH INTEGRATED THIN TRANSPARENT INFORMATION DISPLAYS

Vision Systems improves the passenger experience by combining the heat, glare, and noise reduction benefits of SPD-Smart EDWs with touchscreens, offering new interactive services to passengers.

Woodbury, New York – March 3, 2016. Is the sun too bright? Want to order a drink or know how much time before your flight lands? SPD-Smart electronically dimmable windows (EDWs) already substantially enhance the passenger experience by offering cabin-wide light and glare control, a quieter cabin while in flight, and a cooler cabin when boarding and taxiing. Thanks to industry leader Vision Systems, SPD-Smart EDWs are now even smarter and offer a new dimension of passenger experience improvement. Today, Vision Systems announced a new product which integrates a transparent color video touchscreen into an SPD-Smart electronically dimmable aircraft window. This new product will be showcased at the April 5-7, 2016 Aircraft Interiors Expo in Hamburg, Germany.

Please see Vision Systems’ March 3rd press release to learn more about this new innovation and the full range of SPD-Smart products Vision Systems will exhibit at the Aircraft Interiors Expo.

The new window can be controlled by the passenger through a transparent color video touchscreen on the window, or by the crew through the flight attendant panel. The benefit for passengers is to regulate light and heat, reduce noise inside the cabin, and for them to be able to interact with the moving map, applications, and to get more services, directly on the window. Airlines can build their brand and their image by offering creative tailored uses of this new interactive passenger amenity, and could also maximize revenues as a result of the increased value of window seats.

Vision Systems is also showing at the Hamburg Interiors Expo electronically dimmable cockpit sunvisors and lateral cockpit windows using SPD-Smart technology from Research Frontiers as part of the Vision Systems “cockpit of tomorrow” exhibition.

Vision Systems noted that their products being exhibited at the Hamburg Aircraft Interiors Expo are targeted towards regional and high-end commercial airlines. Vision Systems' electronically dimmable windows have already been incorporated for the Dassault Falcon 5X (skylight), Epic E1000, Airbus Helicopters H175, RUAG's refurbished Falcon 900 and the HondaJet HA-420. Vision Systems also noted in their press release that in addition to these, there are several new projects underway, especially on commercial aircraft.

Vision Systems’ SPD-Smart windows provide unprecedented passenger benefits for aircraft of all types. By enabling users to precisely control the amount of daylight and glare coming through windows, passengers can instantly tune the tint to a comfortable level while continuing to enjoy views, rather than blocking their view with a shade. The system delivers many other practical benefits including a cooler cabin due to remarkable thermal insulation properties, and a quieter cabin due to acoustic insulation properties.

The comfort and benefits a Vision Systems’ SPD-Smart EDW cabin system delivers extends to all airline passengers – it is not just for those with window seats. Cabin-wide control of the amount of light and glare entering the cabin improves the flying experience for everyone, even those seated in the middle section of a two-aisle widebody aircraft. Passenger experience benefits include greater daylighting, enhanced views, and a more open feeling resulting in greater perceived space. The management and “harvesting” of healthy daylighting instantly transforms the cabin, and synergistically complements other commercial airline cabin systems, such as interior mood lighting systems and in-flight entertainment systems. Coupled with providing for a cooler cabin when on the ramp, and a quieter cabin in flight, Vision Systems’ SPD-Smart EDW cabin system delivers an unequalled passenger experience.

About Vision Systems

Headquartered near Lyon, France for more than 80 years, with a production unit in Florida, USA, Vision Systems specializes in three activities: Aeronautics, Automotive and Marine.

Vision Systems Aeronautics designs and produces innovative solutions for business jets, helicopters, regional and continental aircrafts: solar protection, IFEC, CMS, video surveillance, composite structures and thermoformed parts. Vision Systems combines complementary skills in electronics, mechanics and composite to provide ever more innovative solutions for costs reduction, heightened safety and improved comfort.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

For further information about SPD-Smart light-control technology, please contact:

Michael R. LaPointe
Vice President – Aerospace Products
Research Frontiers Inc.
+1-516-364-1902
Info@SmartGlass.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” is a trademark of Research Frontiers Inc.